CONSULTING SERVICES AGREEMENT

AMENDED

This Amended agreement in its entirety is entered into November 16, 2007 with an effective date as of August 1st, 2007

BETWEEN:

PAXTON ENERGY, INC., a Nevada Corporation with an address for notice and delivery at 2533 North Carson Street, Suite 6235 Carson City, NV 89706

(“Company”):

AND:

GORDON FRIESEN and 658800 B.C. LTD with an address for notice and delivery at 5543 Wallace Ave. Delta, B.C. V4M 3X5

(“Consultant”):

WHEREAS:

A. The Company is a company incorporated under the laws of the State of Nevada, U.S.A., and has its common shares listed for trading on the Over-The-Counter Bulletin Board;

B. The Consultant specializes in providing full managerial and corporate services to public and/or private companies operating in the mining and oil and gas fields.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Agreement” means this Consulting Services Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof, together with any Schedules attached hereto;

(b)	“Arbitration Act” means the Commercial Arbitration Act (Nevada), as amended, as set forth in Article “8”;

(c)	“Board of Directors” means the Board of Directors of the Company as duly constituted from time to time;

(d)	“Business day” means any day during which Canadian Chartered Banks are open for business in the City of Vancouver, Province of British Columbia;

(e)

“Company ” means Paxton Energy Inc., a company incorporated under the laws of the State of Nevada, U.S.A., or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(f)

“Consultant ” means Gordon Freisen and 658800 B.C. Ltd. a Company incorporated under the laws of the Province of British Columbia, Canada, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(g)	“Effective Date” has the meaning ascribed to it on the front page of this Agreement; and which is intended to represent the date of the due and complete closing of the Share Exchange Agreement;

(h)	“Effective Termination Date” has the meaning ascribed to it in Article 4.

(j)	“Expenses ” has the meaning ascribed to it in Article 3;

(j)	“General Services” has the meaning ascribed to it in Article 2.

(k)	“Notice of Termination” has the meaning ascribed to it in Article 4.

(l)

“Parties ” or “Party” means, individually and collectively, the Company and/or the Consultant hereto, as the context so requires, together with each of their respective successors and permitted assigns as the context so requires;

(m)

“Paxton” means Paxton Energy, Inc., a company incorporated under the laws of the State of Nevada, U.S.A., or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(n)

“Regulatory Authorities” and “Regulatory Authority” means, either singularly or collectively as the context so requires, such regulatory agencies who have jurisdiction over the affairs of either of the Company and/or the Consultant and including, without limitation, and where applicable, the British Columbia Securities Commission, the United States Securities and Exchange Commission, NASDAQ and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(o)

“subsidiary ” means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the directors of such company or companies) are for the time being owned by or held for that company and/or any other company in like relation to that company and includes any company in like relation to the subsidiary;

Article 2

NATURE OF EMPLOYMENT

2.1         General Services. During the continuance of this six month Agreement theCompany agrees to retain theConsultant as the Corporate Communications Manager of theCompany for a period of six months, and the Consultant agrees to accept such position in order to provide services in dissemination of information prepared by the Company, advising the Company in the preparation of press releases, and such other management services as may be determined by the Board of Directors, in order to develop the various Business interests of the Company (collectively, the “General Services”); and it being further acknowledged and agreed by each of the Parties hereto that theConsultant shall commit and provide to the Company the General Services approximately thirty hours per week for which the Company, as more particularly set forth herein, agrees to pay the Consultant the proposed fee and bonuses (as hereinafter determined) and expenses (as hereinafter determined).

2.2     Duties and responsibilities.         Consultant shall serve as the Corporate Communications Manager of the Company during the term of this Agreement. Consultant shall provide management over the business affairs of the Company as is consistent with the duties of a Corporate Communications Manager, subject always to the direction of the Board of Directors (the “Board”) or its designee.

2.2       Other Business Activities. Consultant shall be entitled to (i) serve on the Board of other corporations, and (ii) participate in other professional and business activities, asConsultant may elect from time to time, in his sole discretion, provided that such activities do not compete with the business of theCompany.

2.3                    Adherence to rules and policies. TheConsultant hereby acknowledges and agrees to abide by all reasonable rules, regulations, instructions, personnel practices and policies of the Company and regulatory authorities, and any changes therein which may be adopted from time to time by the same as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Consultant.

2.4                    No authority to bind Company. Consultant shall not be, and shall not be deemed to be, an officer or employee of the Company and shall have no authority to bind the Company or to make any statements to any third party not authorized by the Company.

Article 3

COMPENSATION OF CONSULTANT

3.1    Fee. Consultant’s base fee shall be at a rate equivalent to one hundred thousand dollars ($100,000) annually payable in advance in restricted shares calculated at a conversion rate of $1.00 per common share, subject to all regulatory rules, policies and registration rights.

3.2          Bonus. In addition to the Consultant’s base fee, theConsultant shall receive a signing bonus of one hundred thousand (100,000) restricted shares of the Company on theeffective date.

3.3      Reimbursement of Expenses. Company shall reimburse Consultant for all out-of pocket expenses approved that are incurred in performing his obligations hereunder within ten (10) days after the date on which theConsultant delivers to theCompany an itemized statement, which describes the reimbursable expenses incurred.

Article 4

TERM AND TERMINATION

4.1                    Effectiveness of the Agreement.       This Agreement commences on the Effective Date as set forth on the front page of this Agreement, shall be effective for a period of six months, and is renewable for an additional six month period.

4.2                    Termination for cause by any Party. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by any of the Parties hereto at any time upon written notice to the other Party of such Party’s intention to do so at least 10 calendar days prior to the effective date of any such termination (herein also the “Effective Termination Date”), if:

(a)

the other Party fails to cure a material breach of any provision of this Agreement within 10 calendar days from its receipt of written notice from said Party (unless such material breach cannot be reasonably cured within said 10 calendar days and the other Party is actively pursuing to cure said material breach);

(b)

the other Party is willfully non-compliant in the performance of its respective duties under this Agreement within 10 calendar days from its receipt of written notice from said Party (unless such willful non-compliance cannot be reasonably corrected within said 10 calendar days and the other Party is actively pursuing to cure said willful non-compliance);

(c)	the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

(d)

the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 10 calendar days.

4.3       Effect of termination Terms of this Agreement relating to accounting, payments, confidentiality, accountability for damages or claims and all other matters reasonably extending beyond the terms of this Agreement and to the benefit of the Parties hereto or for the protection of the Business interests of the Company shall survive the termination of this Agreement, and any matter of interpretation thereto shall be given a wide latitude in this regard. In addition, and without limiting the foregoing, each of sections “3.2” and “3.3” hereinabove shall survive the termination of this Agreement.

Article 5

INDEMNIFICATION AND LEGAL PROCEEDINGS

5.1                    Indemnification.       Company hereto hereby each agrees to indemnify and save harmless Consultant hereto and including, where applicable, their respective subsidiaries and affiliates and each of their respective directors, officers, employees and agents (each such party being an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

5.2                    No Indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

5.3                    Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

5.4                    Notice of Claim.       In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against the hereto, the Indemnified Party will give Company prompt written notice of any such action of which the Indemnified Party has knowledge and the relevant Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the relevant Party and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the relevant Party of such relevant Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

5.5                    Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

5.6                    Legal Proceedings. Notwithstanding that the relevant Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the relevant Party;

(b)	the relevant Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)

the named parties to any such action include that any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which differ from or add to those available to any Party hereto.

5.7                    Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the relevant Party on the one hand and the Indemnified Party on the other, but also the relative fault of relevant Party and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 6

FORCE MAJEURE

6.1                    Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

6.2                    Notice. A Party shall within three calendar days give notice to the other Party of each event of force majeure, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 7

ARBITRATION

7.1                    Matters for Arbitration. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

7.2                    Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Parties together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section “8.3”.

7.3                    Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Parties shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the Arbitration Act. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

7.4                    Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 8

GENERAL PROVISIONS

8.1                    Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

8.2                    No Assignment. This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties.

8.3                    Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third business day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Any Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

8.4                    Time of the Essence. Time will be of the essence of this Agreement.

8.5                    Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

8.6                    Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

8.7                    Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

8.8                    Applicable Law. The situs of this Agreement is and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the State of Nevada.

8.9                    Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final un-appealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

8.10                  Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

8.11                  Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Effective Date as set forth on the front page of this Agreement.

8.12                  No Partnership or Agency. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

8.13                  Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation.

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals as at the Effective Date as hereinabove determined.

The CORPORATE SEAL of	)
PAXTON ENERGY, INC.,	)
the Company herein, was hereunto affixed	)
in the presence of:	)
)	(C/S)
/s/ K.J. McKenzie	)
Authorized Signatory	)

Signed, sealed and delivered by Gordon	)
Friesen in the presence of:	)	___/s/ G. Friesen_________
)	658800 B.C. LTD. GORDON FRIESEN
)

Name: